UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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OFFICE DEPOT, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
T-S CAPITAL CAPITAL PARTNERS, LLC
ROBERT TELLES
JAMES P. FOGARTY
CYNTHIA JAMISON
ROBERT NARDELLI
DAVID SIEGEL
JOSEPH VASSALLUZZO

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Office Depot, Inc., a Delaware corporation.

On March 18, 2013, Starboard Value LP issued the following press release:

Starboard Nominates Six Highly Qualified Candidates To The Board Of Office Depot

Believes that a Change in a Significant Portion of the Office Depot Board is Required Now to Improve Operational Performance on a Stand-Alone Basis and Oversee Integration with OfficeMax if Merger is Approved

States that New and Improved Board Should Help Select Future CEO and Be Eligible to Serve on Combined Office Depot / OfficeMax Board

NEW YORK, March 18, 2013 -- Starboard Value LP (together with its affiliates, “Starboard”), the largest common shareholder of Office Depot, Inc. (NYSE: ODP) (“Office Depot” or the “Company”), with a 14.8% ownership stake, announced today that it has delivered a letter to the Board of Directors of Office Depot (the “Board”).  In the letter, Starboard stated its belief that the Board must be significantly reconstituted now, whether Office Depot continues as a stand-alone company or as a merged company with OfficeMax Incorporated (“OfficeMax”).  Starboard explained that a new and improved Board is needed to: (1) act to immediately improve the current operating performance of the business on a stand-alone basis and to be in position to maximize the longer term synergies with OfficeMax, if the merger is approved, (2) select a committee of Office Depot directors to work with a committee of OfficeMax directors to conduct a process to select a CEO of the combined company, and (3) contribute the most highly-qualified directors possible to the combined Office Depot / OfficeMax board.  Accordingly, Starboard is nominating six highly-qualified candidates for election to the Board who have the well-balanced mix of skill sets to ensure that the Company openly evaluates all strategic alternatives and successfully addresses the challenges ahead.  Starboard cautioned that waiting for a shareholder meeting to add these highly-qualified candidates on the Board is a mistake and if the Board does not immediately engage with Starboard to reconstitute the Board, then Office Depot should schedule its annual meeting of shareholders for a date prior to the potential consummation of the merger with OfficeMax so that Office Depot shareholders can choose who they want to represent them at this critical time.

The full text of the letter follows:

March 18, 2013

Members of the Board of Directors of Office Depot, Inc.
Office Depot, Inc.
6600 North Military Trail
Boca Raton, FL 33496

Dear Members of the Board,

Starboard Value LP, together with its affiliates (“Starboard”), currently owns approximately 14.8% of the outstanding common shares of Office Depot, Inc. (“Office Depot” or the “Company”), making us Office Depot’s largest common shareholder.  Additionally, pro forma for the proposed merger of Office Depot and OfficeMax Incorporated (“OfficeMax”), we believe Starboard would be the largest shareholder of the combined company.  We have strong views regarding the current state and future direction of Office Depot and how to create substantial value for shareholders.  We have articulated some of these views publicly in our comprehensive letter to the Board of Directors (the “Board”) on September 17, 2012, as well as privately with the Board on several occasions.  We appreciate the ongoing dialog we have had with management and certain members of the Board over the past several months.

Although Office Depot has signed a merger agreement with OfficeMax, we believe a change in a significant portion of the Office Depot Board is necessary and should be implemented immediately for the following reasons.  First, we are deeply concerned with the current operating performance of the Company.  We believe a new Board that possesses the appropriate skill sets to oversee a turnaround of Office Depot with a goal of substantially improving operating performance is necessary whether as a stand-alone company or as a merged company.  Shareholders cannot afford to simply continue with the status quo and hope for improved results down the road if the company is merged.  Instead, now is the time to act to immediately improve the current operating performance of the business on a stand-alone basis and to be in position to maximize the longer term synergies with OfficeMax if the merger is approved.  Second, if the merger should be consummated, Office Depot’s Board will need to: (i) select a committee of Office Depot directors to work with a committee of OfficeMax directors to conduct a formal process to identify and select a Chief Executive Officer of the combined company; and (ii) contribute the most highly-qualified directors possible to the combined Office Depot / OfficeMax board.  For these reasons, it is critically important that the Board should be improved now.

To this end, we are delivering a notice today nominating the following highly-qualified candidates for election to Office Depot’s Board at the 2013 Annual Meeting.  These nominees possess a well-balanced mix of skill sets to ensure that the Company successfully addresses the challenges ahead and evaluates, with an open mind and a keen sense of urgency, all alternative strategies to determine the best path forward to maximize value for all shareholders.  To be clear, waiting for a shareholder meeting to add our highly-qualified candidates on the Board is a mistake.  Office Depot cannot afford to wait to improve its operating performance.  As we have made clear in our discussions, we would like to work with you to reach an agreement to voluntarily reconstitute the Board immediately so as to include these highly-qualified candidates.  If the current Board does not engage with us now to reconstitute the Board at this critical time, then Office Depot should immediately take the necessary steps to schedule its annual meeting of shareholders for a date prior to the potential consummation of the merger with OfficeMax so that Office Depot shareholders can choose who they want to represent them in selecting the future Chief Executive Officer of the Company and who should be the directors eligible to serve on any pro forma board.

Starboard’s Director Nominees:

James P. Fogarty is currently the Chief Executive Officer and a Director of Orchard Brands.  Mr. Fogarty was a private investor from November 2010 until November 2011.  Prior to that, Mr. Fogarty served as the Chief Executive Officer and as a Director of Charming Shoppes, Inc., and as a Managing Director of Alvarez & Marsal (“A&M”), where he was a member of A&M’s Executive Committee for North America Restructuring.  While at A&M, Mr. Fogarty served as President and Chief Operating Officer of Lehman Brothers Holdings Inc. (“Lehman”), subsequent to Lehman’s Chapter 11 bankruptcy filing.  Prior to that, Mr. Fogarty was the President and Chief Executive Officer of American Italian Pasta Company, the Chief Financial Officer of Levi Strauss & Co., and Chief Financial Officer and a Director of the Warnaco Group, Inc.  Mr. Fogarty currently serves on the board of directors of Regis Corporation.  Mr. Fogarty’s extensive operational and turnaround experience, coupled with his significant public board and managerial experience, make him an excellent candidate for the Board.

Cynthia T. Jamison serves on the board of directors of Tractor Supply Company, where she is currently lead director and has served as the chair of several committees since joining the board in 2002.  Ms. Jamison has also served as a director of B&G Foods, Inc., since 2004.  Previously, Ms. Jamison served on the boards of directors of Cellu Tissue Holdings, Inc. and Horizon Organic Holding Corp. before both companies were sold at high premiums to their market prices.  As part of her role as a partner with Tatum LLC (“Tatum”), an executive services firm, Ms. Jamison has been the Chief Financial Officer or Chief Operating Officer of several publicly and privately held companies, including AquaSpy, Inc., eMac, Inc, a joint venture between McDonald’s Corporation and KKR & Co. L.P., and Cosi, Inc.  Prior to joining Tatum, Ms. Jamison served as Chief Financial Officer of Chart House Enterprises and held various positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen LLP.  Ms. Jamison’s unique insight into the detailed tactics of financial and technical turnaround challenges along with high level, strategic insight at the governance level, make her an excellent candidate for the Board.

Robert L. Nardelli currently operates XLR- 8, LLC as its founder and Chief Executive Officer.  and serves as a Senior Advisor to Cerberus Capital Management.  Mr. Nardelli is the former Chairman and Chief Executive Officer of Chrysler Motors LLC and of The Home Depot, Inc.  Previously, Mr. Nardelli was with General Electric Company, where he served as Chief Executive Officer of GE Power Systems and GE Transportation Systems.  Mr. Nardelli’s 40-plus years of global operating experience, financial expertise and impressive track record serving on the boards of directors of public companies, will make him a valuable addition to the Board.

David N. Siegel has 16 years of experience as a successful turnaround CEO.  He is currently the President and Chief Executive Officer of Frontier Airlines.  Previously, Mr. Siegel was: Chairman and Chief Executive Officer of XOJET; Chairman and Chief Executive Officer of Gategroup, AG; President, Chief Executive Officer and a member of the board of US Airways Group; Chairman and Chief Executive Officer of Avis Budget Group, Inc.; and, President of ExpressJet, dba Continental Express.  He previously served as Non-Executive Chairman of G2 Switchworks and as a Managing Director of Hyannis Port Capital.  Mr. Siegel began his career with Bain & Company, a management consulting firm.  He currently serves on the boards of directors of Metastat, Inc. and Republic Airways Holdings Inc.  He is also a member of the advisory board of Trilantic Capital Partners.  Mr. Siegel’s significant experience dealing with complex financial and operational issues and evaluating companies’ financial performance will enable to him to provide valuable oversight over the Company.

Jeffrey C. Smith is co-Founder, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a New York-based investment firm that is the largest shareholder of Office Depot.  Mr. Smith has extensive public company board experience.  Currently, he serves on the board of directors of Regis Corporation.  Previously, he was the Chairman of the Board of Phoenix Technologies Ltd. until its sale to Marlin Equity Partners, and served on the boards of directors of Zoran Corporation until its sale to CSR plc, Actel Corporation until its sale to Microsemi Corporation, S1 Corporation, Kensey Nash Corp. and SurModics Inc.  Mr. Smith also served as a member of the Management Committee for Register.com.  In addition to extensive public board experience, Mr. Smith has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation.  Mr. Smith’s extensive public board experience and experience in a variety of industries together with his management experience in a variety of roles will enable him to provide invaluable oversight to the Company’s Board.

Joseph S. Vassalluzzo currently serves as a director on a number of public company boards, including Federal Realty Investment Trust, where he is Non- Executive Chairman of the Board, Life Time Fitness, where he is Lead Director and Chairman of the Compensation Committee, and iParty Corp, where he is Chairman of the Nominating Committee.  Mr. Vassalluzzo also operates a retail consulting business.  Previously, among other roles, Mr. Vassalluzzo was employed by Staples, Inc. (“Staples”), from 1989 until 2005, most recently as Vice Chairman, where he had world-wide responsibility for all of Staples’ real estate activities, including, but not limited to: the development and management of all retail stores; distribution; office and warehouse centers; all engineering, construction and design activities; and facilities management.  In addition, Mr. Vassalluzzo was responsible for the legal department’s activities and negotiated the majority of Staples M & A transactions. Mr. Vassalluzzo’s managerial and industry knowledge, as well as his extensive service on public company boards, make him an excellent candidate for the Board.

Best Regards,

Jeffrey C. Smith
Starboard Value LP

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld , (212) 201-4878
Gavin Molinelli , (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Office Depot, Inc., a Delaware corporation.

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard LLC"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, T-S Capital Capital Partners, LLC (“T-S Capital”), Robert Telles
 James P. Fogarty, Cynthia Jamison, Robert Nardelli, David Siegel and Joseph Vassalluzzo (collectively, the "Participants").

As of the date of this filing, Starboard V&O Fund owned directly 12,711,135 shares of common stock, $0.01 par value (the "Common Stock"), of the Company.  As of the date of this filing, Starboard LLC owned directly 2,829,381 shares of Common Stock.   Starboard Value LP, as the investment manager of Starboard V&O Fund and of a certain managed account (the "Starboard Value LP Account") and the Manager of Starboard LLC, may be deemed the beneficial owner of an aggregate of 42,100,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and including 26,559,484 shares of Common Stock held in the Starboard Value LP Account.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 42,100,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and held in the Starboard Value LP Account.  As of the date of this filing, T-S Capital beneficially owns 100,000 shares of Common Stock and each of Messrs. Siegel and Telles, as the Managing Members of T-S Capital may be deemed the beneficial owners of the shares of Common Stock owned by T-S Capital. As of the date of this filing, Mr. Nardelli owns 66,000 shares of Common Stock and Mr. Vassalluzzo owns 12,000 shares of Common Stock. As of the date of this filing, Ms. Jamison and Mr. Fogarty do not own shares of Common Stock of the Company.